Exhibit 23.1

Aegerion Pharmaceuticals, Inc.	Delaware
Aegerion Pharmaceuticals Holdings, Inc.	Delaware
Aegerion Securities Corporation	Massachusetts
SomTherapeutics Corp.	Florida
Aegerion Argentina S.R.L.	Argentina
Aegerion International Ltd.	Bermuda
Aegerion Pharmaceuticals Ltd.	Bermuda
Aegerion Pharmaceuticals (Canada) Ltd.	British Columbia
Aegerion Pharmaceuticals Limited	England and Wales
Aegerion Pharmaceuticals SAS	France
Aegerion Pharmaceuticals GmbH	Germany
Aegerion Pharmaceuticals Srl	Italy
Aegerion Pharmaceuticals KK	Japan
Aegerion Pharmaceuticals B.V.	The Netherlands
Aegerion Pharmaceuticals Spain, S.L.	Spain
Aegerion Pharmaceuticals SARL	Switzerland
Aegerion İlaç Ticaret Limited Şirketi	Turkey
Aegerion Colombia S.A.S	Colombia
Aegerion Comercio E Importacao De Medicamentos LTDA	Brazil
Amryt Pharma Holdings Limited	England and Wales
Amryt Pharmaceuticals DAC	Ireland
Amryt Endocrinology Limited	Ireland
Amryt Research Limited	Ireland
Amryt Genetics Limited	Ireland
Amryt Lipidology Limited	Ireland
Amryt GmbH	Germany
Amryt Pharma France	France
Amryt Pharma Italy SRL	Italy
Amryt Pharma (UK) Ltd.	England and Wales
Amryt Pharma Spain	Spain
SomPharmaceuticals GmbH	Switzerland